Command Security Corporation
Corporate Office
Lexington Park
PO Box 340
Lagrangeville, NY 12540
Tel. 914 454-3703
Fax 914 454-0075

                              FOR IMMEDIATE RELEASE

                     COMMAND SECURITY CORPORATION ANNOUNCES

               * FINALIZATION OF AGREEMENT TO RESOLVE ISS DISPUTE

               * ACQUISITION OF WORLDWIDE SECURITY SERVICES, INC.

Lagrangeville, New York***November 6, 1996***Command Security Corporation (NASDAQ:CMMD) announced today that it has finalized its agreement to resolve all pending issues with ISS International Systems, Inc., in connection with its October, 1993 acquisition of certain security guard assets. Under the terms of the agreement the purchase price of the customer lists has been reduced by $500,000 which will be offset against the current $1 million note. Command has paid $100,000 of the remaining $500,000 due, with the balance of the note ($400,000) to be paid by January 31, 1997.

Command also announced today that it has completed the acquisition of the assets of Worldwide Security Services, Inc. (WW), a provider of uniformed security services, based in Hinsdale, Illinois. WW's annual revenue is in excess of $700,000. The purchase price before any adjustments for client retention, was approximately $140,000 paid via a combination of subordinated notes and cash.

William C. Vassell, Chairman of the Board of Command said, "We are pleased to have resolved the ISS matter which will improve our balance sheet and reduce amortization expense by more than $100,000 per year for the next four years."

Mr. Vassell added, "We expect the acquisition of Worldwide to fold in nicely with our current operations in Chicago, consistent with our strategy to consolidate this fragmented industry."

Command Security Corporation provides security services through Company owned offices in New York, New Jersey, California, Illinois, Connecticut and Florida and provides back-office service agreements to independent security companies nationwide.


CONTACT:
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William C. Vassell, Chairman of the Board                     914-454-3703
H. Richard Dickinson, Chief Financial Officer                 212-689-6565
Donald Radcliffe, Radcliffe & Associates, Inc.                212-605-0174